EXHIBIT 3(i).2  Certificate of Correction to Articles of Incorporation

DEAN HELLER

Secretary of State

(Seal)

204 North Carson Street, Suite 1

Carson City, Nevada 89701-42891

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81,

82, 84, 86, 87, 88, 88A, 89, and 92A)

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89, and 92A)

1.

The name of the entity for which correction is being made:  The Enlightened Gourmet, Inc.

2.

Description of the original document for which correction is being made:  Articles of Incorporation.

3.

Filing date of the original document for which correction is being made:  June 25, 2004.

4.

Description of the inaccuracy of defect:  Number of shares with par value: 65,000,000 is incorrect.

5.

Correction of the inaccuracy or defect:  Number of shares with par value: 150,000,000.

6.  Signature

/s/  Alexander L. Bozzi, III

President

October 21, 2005

Authorized Signature

Title*

Date

*If entity is a corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership by a managing partner; a Business Trust by a Trustee.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.